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                           SECRETARY'S CERTIFICATE



          I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley Asset Management Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by a Consent in Lieu of a Meeting of the Board of Directors of the Corporation dated as of August 19, 1997 and that resolutions are in full force and effect on the date hereof:

          RESOLVED, that the resolutions adopted by the Board of Directors of the Corporation as of June 3, 1996 relating to the authorized signatories of Miller Anderson & Sherrerd, LLP ("Miller Anderson") are superseded by the following resolutions; and

          RESOLVED FURTHER, that the Corporation, as sole general partner of Miller Anderson, authorizes the following individuals to enter into and execute all agreements and other documents on behalf of Miller Anderson:

                     Arden C. Armstrong
                     Glenn E. Becker
                     Thomas L. Bennett
                     John D. Connolly
                     Kenneth B. Dunn
                     Stephen E. Esser
                     Paul A. Frick
                     J. David Germany
                     Robert L. Hagin
                     Ellen D. Harvey
                     Nicholas J. Kovich
                     Steven K. Kreider
                     Robert Marcin
                     Mary Ann Milias
                     Scott F. Richard
                     James D. Schmid
                     Gary Schlarbaum
                     Lorraine Truten
                     Horacio Valerias
                     Marna C. Whittington
                     Richard B. Worley

          RESOLVED FURTHER, that any and all actions taken and all agreements and other documents executed on behalf of Miller Anderson prior to the date hereof by any of the persons listed about are ratified and approved.

          RESOLVED FURTHER, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements, and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desireable to carry out the intents and purposes of the foregoing resolutions are authorized, ratified, and confirmed.

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 20th day of August, 1997.


                                             /s/ CHARLENE R. HERZER
                                             ----------------------
                                             CHARLENE R. HERZER
                                             ASSISTANT SECRETARY